                                 EXHIBIT 99.3


                    Salary Investment Option Grant Election
                    ---------------------------------------

                                SEQUENOM, INC.

                    SALARY INVESTMENT OPTION GRANT ELECTION
                    ---------------------------------------



    I hereby elect to apply the following portion of the base salary otherwise payable to me in cash for calendar year 200___ to the acquisition of a special option grant under the Salary Investment Option Grant Program in effect under the Company's 1999 Stock Incentive Plan (the "Plan").

    $______________________ (I understand that the portion of my salary so applied must not be LESS than $10,000 nor MORE than $50,000.)

    I hereby acknowledge and agree that this election shall be irrevocable and that the option to be granted pursuant to such election shall be subject to the following terms:

    1.  The option will be granted on January ____, 200___.

    2. The exercise price per share will be equal to one-third of the fair market value per share of the Company's common stock (the closing selling price per share on the Nasdaq National Market) on the option grant date.

    3. The number of shares of common stock subject to the option will be determined by dividing (i) the portion of my base salary for calendar year 200___ which I have elected to apply to the acquisition of the option by (ii) two-thirds of the fair market value per share of the Company's common stock on the option grant date.

    4. The option will become exercisable in twelve (12) successive equal monthly installments upon my completion of each calendar month of service with the Company during calendar year 200___, with the first such installment to become exercisable upon my continuation in the Company's service through January 31, 200___.

    5. The remaining terms of the option will be as set forth in the Salary Reduction Option Grant Program in effect under the Plan.



                                 Signature:____________________________

                                 Dated:________________________________